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                                                                       Exhibit 5


                                     May 26,


AmeriLink Corporation
1900 East Dublin-Granville Road
Columbus, Ohio 43229

Dear Sirs:

         We have acted as counsel to Amerilink Corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the offering of up to 600,000 additional Common Shares, without par value, of the Company (the "Shares") pursuant to its 1994 Stock Incentive Plan, as amended by a certain First Amendment thereto that, among other things, increases the number of Common Shares authorized to be issued thereunder from 350,000 to 950,000 (as amended, the "Plan").

         In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinion set forth below.

         Based upon the foregoing, we are of the opinion that:

         The Shares to be issued under the Plan have been duly authorized, and will be, when issued, delivered and paid for upon exercise of options granted under the Plan in accordance with their respective terms, legally issued, fully-paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.



                                                Respectfully submitted,


                                                SQUIRE, SANDERS & DEMPSEY L.L.P.